UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 25, 2010

_______________________________

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)

(925) 452-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 25, 2010, Taleo Corporation (the “Company”) entered into an amended employment agreement (the “Employment Agreement”) with its principal executive officer, Michael Gregoire.  The Employment Agreement is effective as of January 1, 2010.  Mr. Gregoire’s Employment Agreement has a 4 year term, and provides for his service as the Company’s President and Chief Executive Officer.  In addition, pursuant to the terms of the agreement the Company agrees to nominate Mr. Gregoire to serve as a member of the Board of Directors of the Company, subject to stockholder approval.  A summary of certain terms of the Employment Agreement is below and is qualified in its entirety by reference to the Employment Agreement, which is filed as an exhibit hereto and incorporated by reference herein.

The Employment Agreement provides for an annual base salary of USD $500,000 and an annual target bonus in an amount equal to 110% of Mr. Gregoire’s then current base salary (currently USD $550,000), in each case subject to periodic review and adjustment.  Mr. Gregoire’s bonuses will be determined based upon the achievement of quarterly and yearly performance goals approved by the compensation committee of the Company’s board of directors.

Under the Employment Agreement, in the event Mr. Gregoire’s employment is terminated by us without cause or Mr. Gregoire resigns for good reason, as such terms are defined in the Employment Agreement, Mr. Gregoire will be entitled to receive, subject to the execution of a release of claims in favor of the Company: (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 150% of his then current annual base salary, and (iii) reimbursement of COBRA premiums paid by Mr. Gregoire, provided he elects to continue coverage until the earlier of (1) eighteen months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Gregoire becomes eligible for substantially equivalent health insurance in connection with new or self-employment.  In addition, Mr. Gregoire’s outstanding equity awards will immediately vest or be released from restriction in an amount equal to the amount that would have vested or been releases if Mr. Gregoire had completed an additional eighteen months of employment from the date of termination and Mr. Gregoire will receive a post-termination exercise period of 12 months for his stock options.

Further, in the event Mr. Gregoire’s employment is terminated without cause or Mr. Gregoire resigns for good reason, sixty days prior to or within eighteen months following a change of control, as such term is defined in the Employment Agreement, Mr. Gregoire will be entitled to receive, subject to the execution of a release of claims in favor of the Company: (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to 150% of his then current annual base salary, (iii) a lump sum equal to 150% of Mr. Gregoire’s then current target annual bonus, and (iv) reimbursement of COBRA premiums paid by Mr. Gregoire, provided he elects to continue coverage until the earlier of (1) 18 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Gregoire becomes eligible for substantially equivalent health insurance in connection with new or self-employment.  In addition, all of Mr. Gregoire’s outstanding equity awards will vest or be released from restriction immediately and Mr. Gregoire will receive a post-termination exercise period of 12 months for his stock options.

The Employment Agreement provides for nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

In the event that the severance payments and other benefits payable to Mr. Gregoire under the Employment Agreement constitutes a “parachute payment” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Gregoire’s severance payments and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Gregoire on an after-tax basis of the greatest amount of benefits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement with Michael P. Gregoire dated January 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/s/ Katy Murray
Katy Murray Executive Vice President and Chief Financial Officer

Date:  January 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement with Michael P. Gregoire dated January 25, 2010